PRUDENTIAL PREMIER® RETIREMENT VARIABLE ANNUITY B SERIESSM
PRUDENTIAL PREMIER® RETIREMENT VARIABLE ANNUITY C SERIESSM

PRUDENTIAL PREMIER® ADVISORSM VARIABLE ANNUITY SERIES

PRUCO LIFE INSURANCE COMPANY
PRUCO LIFE FLEXIBLE PREMIUM VARIABLE ANNUITY ACCOUNT

PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY
PRUCO LIFE OF NEW JERSEY FLEXIBLE PREMIUM VARIABLE ANNUITY ACCOUNT

Supplement dated December 31, 2018
to Prospectuses dated April 30, 2018

This Supplement should be read in conjunction with the current Prospectus for your Annuity and should be retained for future reference. This Supplement is intended to update certain information in the Prospectus for the variable annuity you own and is not intended to be a prospectus or offer for any other variable annuity that you do not own. Defined terms used herein and not otherwise defined herein shall have the meanings given to them in the Prospectuses and Statements of Additional Information.

This supplement contains information about two additional variable investment options available for your Annuity if your Annuity is issued on or after January 28, 2019 and unless you elect any optional death benefit for your Annuity. As noted below, these variable investment options are available whether or not you elect an optional living benefit for your Annuity. They are not available if you elect any optional death benefit for your Annuity; not all contracts offer optional death benefits.

The following changes are made to the Prospectus:

•	The list entitled “VARIABLE INVESTMENT OPTIONS” at the beginning of the Prospectus is amended by adding the following portfolios:
AST BlackRock 60/40 Target Allocation ETF Portfolio*
AST BlackRock 80/20 Target Allocation ETF Portfolio*

•	The footnote below is added to the footnotes that follow the list entitled “Variable Investment Options”

*Available for Annuities issued on or after January 28, 2019.The variable investment option is available whether or not an optional living benefit is elected for your Annuity but is not available if you elect any optional death benefit for your Annuity (not all contracts offer optional death benefits).

•
The annual expenses for the AST BlackRock 60/40 Target Allocation ETF Portfolio and the AST BlackRock 80/20 Target Allocation ETF Portfolio are shown below. The table captioned “UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES” in the “SUMMARY OF CONTRACT FEES AND CHARGES” section of the Prospectus is supplemented with the information about the Portfolios shown below:

UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES
(as a percentage of the average net assets of the underlying Portfolios)
FUNDS	Management Fees	Other Expenses	Distribution (12b-1) Fees	Dividend Expense on Short Sales	Broker Fees and Expenses on Short Sales	Acquired Portfolio Fees & Expenses	Total Annual Portfolio Operating Expenses	Fee Waiver or Expense Reimbursement	Net Annual Fund Operating Expenses
AST BlackRock 60/40 Target Allocation ETF Portfolio1 *	0.53%	0.05%[2]	0.25%	0.00%	0.00%	0.15%	0.98%	0.23%	0.75%
AST BlackRock 80/20 Target Allocation ETF Portfolio1 *	0.53%	0.05%[2]	0.25%	0.00%	0.00%	0.14%	0.97%	0.22%	0.75%

[1]	The Portfolio will commence operations on or about January 2, 2019.

GENPRODSUP10

[2]
Other expenses (which include expenses for accounting and valuation services, custodian fees, audit fees, legal fees, transfer agency fees, fees paid to Independent Trustees, and certain other miscellaneous items) are estimated. Estimate based in part on assumed average daily net assets of $250 million for the Portfolio for the fiscal period ending December 31, 2019.

*
The Manager has contractually agreed to waive a portion of its investment management fee equal to the acquired fund fees and expenses due to investments in underlying exchange-traded funds managed by the subadviser or an affiliate of the subadviser. In addition, the Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the Portfolio so that the Portfolio’s investment management fee and other expenses (exclusive, in all cases of, interest, brokerage, taxes (such as income and foreign withholding taxes, stamp duty and deferred tax expenses), extraordinary expenses, and certain other Portfolio expenses such as dividend and interest expense and broker charges on short sales) plus acquired fund fees and expenses (excluding dividends on securities sold short and brokers fees and expenses on short sales) do not exceed 0.75% of the Portfolio’s average daily net assets through June 30, 2020. This arrangement may not be terminated or modified prior to June 30, 2020 without the prior approval of the Trust’s Board of Trustees. Expenses waived/reimbursed by the Manager may be recouped by the Manager within the same fiscal year during which such waiver/reimbursement is made if such recoupment can be realized without exceeding the expense limit in effect at the time of the recoupment for that fiscal year.

•
In the “INVESTMENTOPTIONS” section of the Prospectus, information pertaining to the AST BlackRock 60/40 Target Allocation ETF Portfolio and the AST BlackRock 80/20 Target Allocation ETF Portfolio is added to the table of information about the Portfolios as follows:

PORTFOLIO NAME	INVESTMENT OBJECTIVE(S)	PORTFOLIO ADVISER/SUBADVISER(S)
AST BlackRock 60/40 Target Allocation ETF Portfolio	Seeks long term capital appreciation	BlackRock Financial Management, Inc.
AST BlackRock 80/20 Target Allocation ETF Portfolio	Seeks long term capital appreciation	BlackRock Financial Management, Inc.

•	In the “LIMITATIONS WITH OPTIONAL LIVING BENEFITS” section of the Prospectus, the following are added to the list of “Permitted Sub-accounts:”
AST BlackRock 60/40 Target Allocation ETF Portfolio
AST BlackRock 80/20 Target Allocation ETF Portfolio

THIS SUPPLEMENT SHOULD BE READ AND RETAINED FOR FUTURE REFERENCE.

GENPRODSUP10

PRUDENTIAL PREMIER® RETIREMENT VARIABLE ANNUITY

PRUCO LIFE INSURANCE COMPANY
PRUCO LIFE FLEXIBLE PREMIUM VARIABLE ANNUITY ACCOUNT

PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY
PRUCO LIFE OF NEW JERSEY FLEXIBLE PREMIUM VARIABLE ANNUITY ACCOUNT

Supplement dated December 31, 2018
to Prospectuses dated April 30, 2018

This Supplement should be read in conjunction with the current Prospectus for your Annuity and should be retained for future reference. This Supplement is intended to update certain information in the Prospectus for the variable annuity you own and is not intended to be a prospectus or offer for any other variable annuity that you do not own. Defined terms used herein and not otherwise defined herein shall have the meanings given to them in the Prospectuses and Statements of Additional Information.

This supplement contains information about two additional variable investment options available for your Annuity if your Annuity is issued on or after January 28, 2019 and unless you elect any optional death benefit for your Annuity. As noted below, these variable investment options are available whether or not you elect an optional living benefit for your Annuity. They are not available if you elect any optional death benefit for your Annuity.

The following changes are made to the Prospectus:

•	The list entitled “VARIABLE INVESTMENT OPTIONS” at the beginning of the Prospectus is amended by adding the following portfolios:
AST BlackRock 60/40 Target Allocation ETF Portfolio3,*
AST BlackRock 80/20 Target Allocation ETF Portfolio3,*

•	The footnote below is added to the footnotes that follow the list entitled “Variable Investment Options”
*Available for Annuities issued on or after January 28, 2019.The variable investment option is available whether or not an optional living benefit is elected for your Annuity but is not available if you elect any optional death benefit for your Annuity.

•
The annual expenses for the AST BlackRock 60/40 Target Allocation ETF Portfolio and the AST BlackRock 80/20 Target Allocation ETF Portfolio are shown below. The tables captioned “AVAILABLE UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES IF AN OPTIONAL LIVING BENEFIT IS NOT ELECTED” and “AVAILABLE UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES IF AN OPTIONAL LIVING BENEFIT IS ELECTED” in the “SUMMARY OF CONTRACT FEES AND CHARGES” section of the Prospectus are supplemented with the information about the Portfolios shown below:

UNDERLYING MUTUAL FUND PORTFOLIO ANNUAL EXPENSES
(as a percentage of the average net assets of the underlying Portfolios)
FUNDS	Management Fees	Other Expenses	Distribution (12b-1) Fees	Dividend Expense on Short Sales	Broker Fees and Expenses on Short Sales	Acquired Portfolio Fees & Expenses	Total Annual Portfolio Operating Expenses	Fee Waiver or Expense Reimbursement	Net Annual Fund Operating Expenses
AST BlackRock 60/40 Target Allocation ETF Portfolio1, *	0.53%	0.05%[2]	0.25%	0.00%	0.00%	0.15%	0.98%	0.23%	0.75%
AST BlackRock 80/20 Target Allocation ETF Portfolio1, *	0.53%	0.05%[2]	0.25%	0.00%	0.00%	0.14%	0.97%	0.22%	0.75%

[1]	The Portfolio will commence operations on or about January 2, 2019.

[2]
Other expenses (which include expenses for accounting and valuation services, custodian fees, audit fees, legal fees, transfer agency fees, fees paid to Independent Trustees, and certain other miscellaneous items) are estimated. Estimate based in part on assumed average daily net assets of $250 million for the Portfolio for the fiscal period ending December 31, 2019.

GENPRODSUP11

*
The Manager has contractually agreed to waive a portion of its investment management fee equal to the acquired fund fees and expenses due to investments in underlying exchange-traded funds managed by the subadviser or an affiliate of the subadviser. In addition, the Manager has contractually agreed to waive a portion of its investment management fee and/or reimburse certain expenses of the Portfolio so that the Portfolio’s investment management fee and other expenses (exclusive, in all cases of, interest, brokerage, taxes (such as income and foreign withholding taxes, stamp duty and deferred tax expenses), extraordinary expenses, and certain other Portfolio expenses such as dividend and interest expense and broker charges on short sales) plus acquired fund fees and expenses (excluding dividends on securities sold short and brokers fees and expenses on short sales) do not exceed 0.75% of the Portfolio’s average daily net assets through June 30, 2020. This arrangement may not be terminated or modified prior to June 30, 2020 without the prior approval of the Trust’s Board of Trustees. Expenses waived/reimbursed by the Manager may be recouped by the Manager within the same fiscal year during which such waiver/reimbursement is made if such recoupment can be realized without exceeding the expense limit in effect at the time of the recoupment for that fiscal year.

•
In the “INVESTMENTOPTIONS” section of the Prospectus, information pertaining to the AST BlackRock 60/40 Target Allocation ETF Portfolio and the AST BlackRock 80/20 Target Allocation ETF Portfolio is added to the tables of information captioned “PORTFOLIOS AVAILABLE IF AN OPTIONAL LIVING BENEFIT IS NOT ELECTED” and “LIMITATIONS WITH OPTIONAL LIVING BENEFITS”:

PORTFOLIO NAME	INVESTMENT OBJECTIVE(S)	PORTFOLIO ADVISER/SUBADVISER(S)
AST BlackRock 60/40 Target Allocation ETF Portfolio	Seeks long term capital appreciation	BlackRock Financial Management, Inc.
AST BlackRock 80/20 Target Allocation ETF Portfolio	Seeks long term capital appreciation	BlackRock Financial Management, Inc.

THIS SUPPLEMENT SHOULD BE READ AND RETAINED FOR FUTURE REFERENCE.

GENPRODSUP11